SIDE LETTER

July August 1, 2008

This is a side letter to the agreements to be entered into between Thorium Power, Ltd. (“Thorium Power”) and the Abu Dhabi Executive Affairs Authority (EAA) which are intended to become agreements between Thorium Power and the Federal Authority for Nuclear Regulation, an entity of the United Arab Emirates (“FANR”) and Thorium Power and the Emirates Nuclear Energy Corporation, an entity of the Emirate of Abu Dhabi (“ENEC”), upon the formation of FANR and ENEC as described below, ENEC and FANR are entities that have not yet been formed. It is expected that ENEC and FANR will be formed in the near future.

Thorium Power and FANR are to enter into a Consulting and Strategic Advisory Agreement (“FANR Agreement”) to provide services to FANR, which are described in more detail in the FANR Agreement and attachments thereto.

Thorium Power and ENEC are to enter into a Consulting and Strategic Advisory Agreement (“ENEC Agreement”) to provide services to ENEC, which are described in more detail in the ENEC Agreement and attachments thereto.

This letter confirms the agreement between Thorium Power and the EAA to sign the FANR and ENEC Agreements, as negotiated as of the date of this letter, subject to the following provisions of this side letter without change on the basis that until the formation of FANR and ENEC respectively each of those agreement shall operate as an agreement between Thorium Power and EAA so that Thorium Power shall provide the services to be provided under those agreements to EAA in place of FANR and ENEC. Upon the formation of FANR the FANR Agreement shall become an agreement between Thorium Power and FANR and upon the formation of ENEC the ENEC Agreement shall be become an agreement between Thorium Power and ENEC.

At the time that the FANR Agreement becomes an agreement between Thorium Power and FANR, the EAA shall cease to have any liability under that agreement and FANR shall be liable under and shall be entitled to the benefit of that agreement and all services provided under that agreement whether before on or after that date as if FANR had made the payments made by EAA under that agreement. At the time that the ENEC Agreement becomes an agreement between Thorium Power and ENEC, the EAA shall cease to have any liability under that agreement and ENEC be liable under and shall be entitled to the benefit of that agreement and all services provided under that agreement whether before on or after that date as if ENEC had made the payments made by EAA under that agreement.

In addition to the language contained in the ENEC and FANR Agreements (and notwithstanding any whole agreement clause in either of those agreements), the parties agree to the following:

• The ENEC and FANR Agreements in aggregate call for a $17,408,000 prepayment to Thorium Power upon the execution of the ENEC and FANR Agreements.

• Upon the execution of the ENEC and FANR Agreements, EAA will provide to Thorium Power via wire transfer $10,000,000 -which shall consist of- $5,000,000 in respect of the ENEC Agreement and $5,000,000 in respect of the FANR Agreememnt.

• The remaining balance of $7,408,000 will not be due to Thorium Power until and shall paid as to $3,704,000 by ENEC and $3,704,000 by FANR respectively upon their formation, which will occur as soon as the formation processes that are underway in the United Arab Emirates and Abu Dhabi governments are complete.

Agreed and Accepted by:

THORIUM POWER, LTD.		EMIRATES NUCLEAR ENERGY CORPORATION

By:	/s/ Seth Grae	By:	/s/ Khaldoon Al Mubarak

Name:	Seth Grae	Name:	Khaldoon Al Mubarak

Title:	President and CEO	Title:	Chairman, Executive Affairs Authority